Exhibit 8.1

June 23, 2016

Board of Directors

Sunshine Bancorp, Inc.

102 West Baker Street

Plant City, Florida 33563

Board of Directors

FBC Bancorp, Inc.

105 East Robinson Street

Orlando, Florida 32802

Re:	Agreement and Plan of Merger by and among Sunshine Bancorp, Inc. and its wholly-owned bank subsidiary, Sunshine Bank, and FBC Bancorp, Inc. and its wholly-owned bank subsidiary, Florida Bank of Commerce.

Ladies and Gentlemen:

You have requested our opinion with respect to certain federal income tax consequences of the proposed merger of FBC Bancorp, Inc. (“FBC”), a Florida corporation, with and into Sunshine Bancorp, Inc. (“Sunshine”), a Maryland corporation, pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) dated as of the 9th day of May, 2016. In addition, pursuant to the Agreement, Florida Bank of Commerce, a wholly owned subsidiary of FBC, shall merge with and into Sunshine Bank, a wholly owned subsidiary of Sunshine.

In accordance with Article 6 Section 6.01(e) of the Agreement, Hacker, Johnson & Smith, PA will provide a tax opinion regarding certain federal income tax consequences of the proposed merger. Pursuant to the Agreement, on the effective date of the transaction FBC shall be merged with and into Sunshine. Sunshine shall be the surviving corporation from the merger, the separate corporate existence of FBC shall upon there cease.

At the merger effective date, holders of each share of FBC Common Stock (excluding shares as to which dissenters’ rights have been perfected as provided for in the Agreement) will be entitled to receive shares of Sunshine Common Stock equal to the Exchange Ratio outlined in the Agreement.

Cash will be issued in lieu of any fractional share interest. Dissenting shareholders of FBC will receive cash in an amount equal to the fair value of the shares.

All stock options to purchase FBC Common Stock, to the extent they become vested and exercisable under the Agreement, shall have such treatment as outlined in the Agreement.

500 North Westshore Boulevard, Post Office Box 20368, Tampa, Florida 33622-0368, (813) 286-2424

A Registered Public Accounting Firm

Sunshine Bancorp, Inc.

FBC Bancorp, Inc.

June 23, 2016

Page Two

Pursuant to your request and in preparation of our opinion we have examined and relied upon the following:

(i)	Agreement and Plan of Merger by and among Sunshine Bancorp, Inc. and its wholly-owned bank subsidiary, Sunshine Bank, and FBC Bancorp, Inc. and its wholly-owned bank subsidiary, Florida Bank of Commerce.

(ii)	The applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable provisions of appropriate Treasury Regulations, existing judicial authority, and the current administrative rulings.

(iii)	Such other documents, records and instruments, as we deemed necessary or appropriate for purposes of this opinion.

In connection with the items set forth above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photo static copies.

In addition to the terms contained in the Agreement, we have assumed the following to be true and correct:

1.	The fair market value of Sunshine Common Stock will be approximately equal to the fair market value of FBC Common Stock exchanged as indicated in the Agreement.

2.	There is no plan or intention by the shareholders of FBC to sell, exchange, or otherwise dispose of Sunshine Common Stock received pursuant to the Agreement.

3.	Sunshine will be the surviving corporation as a result of the merger.

4.	In excess of 50% of the value of the aggregate consideration issued to FBC shareholders, in connection with the merger, is represented by common stock of Sunshine.

5.	FBC merger with and into Sunshine qualifies as a statutory merger under the laws of the State of Florida and Maryland.

6.	FBC and Sunshine and the shareholders of FBC will pay their respective expenses, if any are incurred in connection with the transaction.

7.	There is no indebtedness existing between FBC and Sunshine that was issued, acquired, or will be settled at a discount.

8.	None of the compensation received by any shareholder-employees of FBC will be separate consideration for, or allocable to, any of their FBC Common Stock; none of Sunshine shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

Sunshine Bancorp, Inc.

FBC Bancorp, Inc.

June 23, 2016

Page Three

9.	The merger is being effected for bona fide corporate business reasons.

10.	The Agreement represents the full and complete agreement among FBC and Sunshine regarding the merger and there are no other written or oral agreements regarding the merger.

11.	Cash payments received by FBC shareholders in lieu of fractional shares result from the mechanical rounding off of fractions from the share exchange rather than separately bargained-for consideration.

Based on the foregoing, as of the date of this letter, we are of the opinion that:

1.	The merger of FBC with and into Sunshine will constitute a reorganization within the meaning of Section 368(a) of the Code;

2.	The exchange of FBC Common Stock for Sunshine Common Stock will not give rise to gain or loss to the shareholders of FBC with respect to such exchange (except to the extent of any cash received).

3.	No gain or loss will be recognized by FBC or Sunshine as a result of the merger;

4.	The tax basis of the Sunshine Common Stock received will be equal to the tax basis of the exchanged FBC Common Stock, decreased by the amount of cash received and increased by the amount of any gain recognized;

5.	The holding period of the Sunshine Common Stock received by each FBC shareholder will include the holding period of the FBC Common Stock exchanged in the merger, provided the shares of FBC Common Stock were held as a capital assets at the effective date;

6.	On the receipt of cash for fractional shares, the shareholders of FBC will recognize gain or loss in an amount equal to the difference between the cash received and the tax basis of the fractional shares of FBC exchanged; and

7.	The cash received by a FBC shareholder in connection with the exercise of a dissenter’s rights will be treated as a distribution in redemption of FBC Common Stock held by the shareholder, subject to the dividend provisions of Code Section 302. If the distribution is not a dividend under Code Section 302, the shareholder will recognize gain or loss equal to the difference between the cash received and the tax basis of the FBC Common Stock surrendered.

Sunshine Bancorp, Inc.

FBC Bancorp, Inc.

June 23, 2016

Page Four

Our opinions set forth herein are based upon the descriptions of the contemplated transactions as set forth in the Agreement. If the actual facts relating to any aspect of the transaction differ from this description in any material respect, any or all of the opinions expressed herein may become inapplicable. Further, our opinions are based upon the Internal Revenue Code of 1986, Treasury Regulations and interpretations and judicial precedents as of the date hereof. If there is any change in the applicable laws or regulations, or if there are any new administrative or judicial interpretations of the law or regulations, any or all of the opinions expressed herein may become inapplicable.

Our opinion may not be applicable to certain shareholders who are subject to special tax treatment for federal income tax purposes, including among others, life insurance companies, tax exempt entities and foreign taxpayers.

We hereby consent to the filing of this opinion as an exhibit to the Form S-4, Registration Statement under the Securities Act of 1933 (the “Registration Statement”), and to the use of our name under the section “Material U.S. Federal Income Tax Consequences of the Merger”. In giving such consent, we do not herby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

Sincerely,

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida